EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion of our report dated March 20, 2006, except for paragraphs 5 through 13 of Note 8 as to which the date is May 24, 2006, on the balance sheet of Nedak Ethanol, LLC (a development stage company) as of December 31, 2005, and the related statements of operations, changes in members' equity, and cash flows for the years ending December 31, 2005 and 2004 and the period from inception (December 15, 2003) to December 31, 2005 in Pre-Effective Amendment No. 3 to Form SB-2 Registration Statement of Nedak Ethanol, LLC dated on or about June 2, 2006 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                                    /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                    Certified Public Accountants

Minneapolis, Minnesota
 June 5, 2006